RFC ANNUAL MEETING
May 30, 2013
PRESIDENT’S REPORT

Good morning.   On behalf of our Board and management, I welcome you to our seventh and, presumptively, last Annual Meeting of Roma Financial Corporation Stockholders.

Prior to today’s meeting, you received the Company’s 2012 Annual Report on Form 10-K and a Joint Proxy Statement/Prospectus.  Together these provide in depth information, extensive disclosures and detailed data on the financial performance of our Company; relevant information about our directors and officers; and over 250 pages concerning the proposed mergers with Investors Bancorp and Investors Bank.   I trust you had an opportunity to review these documents.

In view of the vote which was just taken on merger agreement and in anticipation of a favorable vote outcome, I hope you agree that a cursory review, rather than a deep dive into 2012’s financial performance will suffice, permitting time this morning to highlight some information about Investors Bank.  This will be a radical change from last year when my report consisted of 64 slides,  35 typed sheets, 5,658 words –ouch!—this year’s shorter presentation should be a welcomed relief!!

However, the following is a must---

FORWARD LOOKING STATEMENTS DISCLAIMER

SLIDE

This is the customary disclaimer cautioning you as to the risks and uncertainties regarding anything I might say which can be considered a forward looking comment or statement.

Let’s begin with a look at the ownership makeup of our stock and the stock’s performance since shares were issued to the public.

COMMON STOCK HOLDINGS CHART

This chart displays the categories of stock ownership and respective percentages at December 31, 2012.  Share repurchases have lowered public ownership from 30% at the
IPO date, to 24.36%.

HIGH AND LOW STOCK PRICES CHART
This chart shows the high and low prices of our stock for each year since our $10 per share IPO on July 12, 2006. Since then, the stock reached a high of $18.00/share on October 17, 2007 and a low of $7.75 on June 1, 2012.   The spike in December of course was due to the merger announcement.
POST ANNOUNCEMENT HIGH AND LOW PRICES
This chart shows closing prices of our stock the day prior, the day of, and the day following, the announcement and the high and low posted in each month of the current year through May 28th.
FINANCIAL OVERVIEW
Despite the on-going challenges related to loan work-outs as a legacy of our recent economic slump commonly called the Great Recession--the financial and intrinsic health of our Company remains sound.
, We remained profitable, maintained staffing and compensation levels; added vital positions necessitated by our growth and regulatory requirements; continued to lend to businesses and individuals in our communities; rendered top notch service to our customers; and nearly doubled our footprint with the acquisition of Sterling Bank in July 2010.

Chart
As to 2012----
At December 31, 2012, the Company’s consolidated assets were $1.81 billion, compared to $1.89 billion at December 31, 2011.     The reduction in assets was due to a $91 million outflow of deposits.
We carefully and purposefully managed our balance sheet to reduce excess liquidity and to prudently further mitigate interest rate risk.  This was accomplished, in part, by lowering rates on deposits, particularly, certificate of deposit products, which prompted the outflow of higher costing deposits deposit composition chart (this chart shows that certificates have fallen to 44.2% of deposits from 50.5% in 2011); and selling a larger volume of 30 year loan originations.  Chart of originations and sales.

ASSETS PIE CHART
At the end of 2012, loans, before the allowance for loan losses, deferred items, and loans in process, constituted 57.6% of our assets, up from 51.0% the prior year.

LOANS PIE CHART
Our loan portfolio increased 9% year to year, and for the first time surpassed $1.0 billion on both a gross and net of allowance for loan loss basis.  This chart shows the composition of our loan portfolio, indicating that residential mortgages still constitute the largest portion of the portfolio, actually increasing over last year.    Residential loan originations were very strong as refinancing activity was spurred by another year of low interest rates.
Chart
Commercial loan originations were less robust in 2012, yet our commercial portfolio increased 9% to a new high of $389.0 million.

ASSET QUALITY METRICS CHART
Little head way was made in improving credit quality.  While the ratio of non-performing loans to total loans declined 28 basis points to 4.45%, the lowest level since the acquisition of Sterling Bank in 2010, the ratio of non-performing assets to total assets increased 45 basis points to 3.08%, due to holding more properties acquired in foreclosures pending their disposition. Notable progress on improving credit quality was made during the 1st quarter of this year.  The ratio of non-accrual loans to total loans declined 35 basis points to 4.10% at March 31, 2013.

CAPITAL CHART
Stock repurchases during the year, lowered stockholders’ equity to $215.6 million at year end, compared to $218.0 million at December 31, 2011.
This chart also shows that both our banks (Roma Bank and RomAsia Bank) had regulatory capital ratios which exceeded well-capitalized benchmarks and that our consolidated capital represented a strong average equity to average assets ratio 0f 11.90% and a tangible book value per share of $7.10, compared to $7.13 in 2011.

NET INCOME CHART
 The Company’s consolidated net income in 2012 was dramatically less at $0.6 million, compared to $7.0 million in the prior year.  For the past several years, net income has been primarily influenced by variations in the provisions for loan losses.

NET INTEREST INCOME/LOAN PROVISION CHART
Earnings were lowered in 2012 by a fifty percent increase in our provision for loan losses; further compression in net interest income; costs of acquiring and maintaining foreclosed properties; compliance with the regulatory agreement; and $2.0 million in merger related expenses.

Chart showing the first quarter
We reported a significant increase in earnings in the first quarter of 2013. Consolidated net income was $1.38 million, compared to a loss of $2.1 million in the fourth quarter of 2012, but in line with the earnings reported for the first quarter of 2012

Proposed merger
Today, as stockholders, you were asked to approve the proposed merger agreement between Roma Financial Corporation and Investors Bancorp, Inc.  In addition under the regulations governing mutual holding company change in control transactions, certain depositors and borrowers of Roma Bank, as members of the mutual holding company, also have

the right to vote on the proposal.   A special meeting for that action is scheduled for June 11th, at 10:00 a.m., at this location.   Beginning on May 13th, we mailed nearly 50,000 proxies to those members of the mutual holding company eligible to vote.

In agreeing to this strategic alliance with Investors Bancorp, the interests of our shareholders, our employees, our customers and our communities and  were each weighed heavily by your Board of Directors.  Although Investors is six times our size, the cultural similarities, focus on customers and employees, community support, and its history of strong financial performance, were compelling factors in concluding that a fit with Investors would be the right fit.
In addition to our strong fundamentals and market presence--our deep culture, rich tradition and proud reputation are attributes which I believe attracted Investors to us.

Investors was founded in 1926.    Like our Company, Investors is in a Mutual Holding Company structure with minority shareholders.   Like our Company, customer service is preeminent and it also gives back in a very meaningful way to the communities it serves. Vivid evidence of this is Investors’ pledge to infuse an additional $1.0 million into the Roma Bank

Community Foundation and an additional $250,000 for continuing support of the communities served by RomAsia.

 Through internal growth and acquisitions, Investors has grown to $12.7 billion in assets, at the end of 2012, while building strong earnings.

IB ASSETS, LOANS AND NET INCOME CHART
This chart shows Investors’ total assets, net loans outstanding and net income as of and for the three years ended December 31, 2012.

INVESTORS’ STOCK PERFORMANCE GRAPH
This graph compares the performance of Investors’ stock to the SNL Thrift and Thrift MHC indices for the past year.   As you can see, while there was overlapping at the start of the period, Investors has outperformed the indices-- improving 32.7% compared to 23.0% for the Thrift MHC index and 17.9% for the Thrift index.

PRO FORMA CHART
This chart presents asset, loans and net income of Investors on a standalone basis and then combined, on an unaudited, pro-forma basis, with those of our Company.

BRANCH MAP CHART
Investors has 101 branches, with virtually no overlap into our market footprint. This chart shows the branch locations of Investors, Roma, and RomAsia. It excludes the 13 branches added by Investors acquisition of Marathon Bank in the NY metropolitan area.

MERGER METRICS CHART
Some key metrics of the agreement are shown in this chart—
•	Deal value
•	Exchange ratio
•	Post merger ownership interests
•	Implied value, premiums to closing price on 12/18 and to book value

CONCLUSION
As you can well imagine, it was a bitter/sweet exercise preparing my report to you for this morning.   Sentimentality and nostalgia became intertwined with a reflection on how far we have come and how much we have accomplished, in growing and transforming Roma, and what lies ahead.  Indeed we are at the threshold of closing the last of 92 annual chapters of a long, proud and distinguished history, and poised to open a new chapter with expectation, eagerness and excitement.

Over the past 12 years, I have had the great fortune to be president of Roma Bank.   Roma Bank was the financial lifeline for the Italian community when I was growing up in Chambersburg.  Virtually every family had a coveted Roma passbook--- (and a round slot metal bank).   If you had a mortgage and were Italian, it had to be with Roma--- From this focused market base, Roma evolved into serving all segments of our communities, and always cognizant of our roots, we strove to retain the neighborhood feel.     With the formation of RomAsia, we took a step to service the more recently arrived Asian community.  It is with pride I can say that our brand achieved favorable recognition within that community as well.   I gratefully acknowledge its dedicated board, for the passion, energy and commitment in accomplishing this goal.   Also, hats off to its management and staff for a job well done.
I take pride in having led the team which oversaw our Company’s transformation and growth from just over $500 million to nearly $2 billion in assets, and from six to 24 branches in 5 counties and providing nearly 250 jobs within our

communities.   During this time, I have had the benefit of working with some very talented and hard working colleagues—certainly,  the iconic, Maury Perilli, one of the most known and admired men in our county,  and so many caring, talented and committed board members.
I wish to acknowledge the members of my senior management team, especially Keith Pericoloso and Sharon Lamont, and all our officers, management and staff, for their extraordinary dedication and unparalleled service to our Company.   Thank you, thank you---particularly for your continued work ethic during the months intervening between the merger announcement and this point.

If it is true that the past is prologue, we are poised to embark upon a path which will fuse our long and distinguished record of serving our customers, caring for our employees, supporting our communities and bringing value to our shareholders with an organization which embraces these very same goals.    We take pride in our past and will always hold in the highest esteem those who firmly implanted strength, loyalty, wisdom, vision, honesty and integrity as our underpinnings.

On behalf of the Board of Directors, management, and all who make up the Roma Financial Corporation Family, I thank you for your steadfast support and encouragement throughout the past seven years as stockholders, and to many of you, if not most,  for being part of the intergenerational customer loyalty that has distinguished Roma Bank.

THAT WAS ONLY 2,018 WORDS.